As filed with the Securities and Exchange Commission on January 12, 2017
Registration No. 333-162080
Registration No. 333-184164

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 To
FORM S-3 REGISTRATION STATEMENT NO. 333-162080
Post-Effective Amendment No. 1 To
FORM S-3 REGISTRATION STATEMENT NO. 333-184164
UNDER
THE SECURITIES ACT OF 1933

BSD MEDICAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	75-1590407
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1969 Claremont Drive
Bountiful UT 84010
(801) 725-4625
 (Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Timothy C. McQuay
President
BSD Medical Corporation
1969 Claremont Drive
Bountiful UT 84010
(801) 725-4625

Copies to:
Nolan S. Taylor
David Marx
Dorsey & Whitney LLP
136 South Main Street, Suite 1000
Salt Lake City, UT 84101-1685
 (801) 933-7363
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), filed by BSD Medical Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”).

•	Registration Statement No. 333-162080, originally filed with SEC on September 23, 2009.

•	Registration Statement No. 333-184164, originally filed with the SEC on September 28, 2012.

The Company is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration any unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statement.
On May 23, 2016, the Company filed a voluntary petition for relief under Chapter 11 of 11 U.S.C. §§ 101 et seq. of the United States Code (the “Bankruptcy Code”). The matter is styled as In re BSD Medical Corporation, fka Perseon Corporation, Case No. 16-24435 (Bankr. D. Utah) (the “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Utah (the “Bankruptcy Court”).  In addition, as disclosed previously, on August 22, 2016, the Company sold substantially all of the assets of the Company to Scion Medical Technologies, LLC.
On December 28, 2016, the Bankruptcy Court entered findings of fact and conclusions of law, which supported the Bankruptcy Court’s entry of an order confirming the Company’s Plan Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”). As a result of the Chapter 11 Case and the Plan, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of Salt Lake City, State of Utah, on January 12, 2017.

BSD MEDICAL CORPORATION

By:	/s/ Timothy C. McQuay
Timothy C. McQuay
President